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                                                                     EXHIBIT 5.1


                                  May 30, 1997



HORIZON Pharmacies, Inc.
275 W. Princeton Drive
Princeton, Texas 75407
Gentlemen:



    We have acted as counsel to HORIZON Pharmacies, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (No. 333-25257) under the Securities Act of 1933, as amended (the "Registration Statement"), including the Prospectus which constitutes a part thereof, relating to the issuance and sale of 1,380,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), including an overallotment option of up to 180,000 shares.


    We have examined and are familiar with originals or copies, certified or otherwise, identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinion expressed below.

    Based on the foregoing, we are of the opinion that the Shares, when sold on the terms set forth in the Prospectus, will be legally issued, fully paid and nonassessable.

                                                PHILLIPS MCFALL MCCAFFREY
                                                   MCVAY & MURRAH, P.C.